EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 8, 2009, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Cohen & Steers Master Equity and Income Portfolio, Series 12, Closed-End
Strategy: Senior Loan and Limited Duration Portfolio, Series 19 and Closed-End
Strategy: Cohen & Steers Master Income Portfolio, Series 18 (included in Van Kampen Unit Trusts, Series 834) as of January 8, 2009, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-155813) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


GRANT THORNTON LLP


New York, New York
January 8, 2009